Exhibit 12.1

FRANKLIN OGELE, P.A.

Attorney at Law

One Gateway Center, 26th FL

Newark, NJ 07102

www.ogelelaw.com

www.takeyourcompanypublic.net

Email: fogele@msn.com

Office:(973) 277 4239	Bar Admissions:
Fax: (862) 772 3985	New York and New Jersey

August 31, 2021

Board of Directors

RideBay Technologies, Inc.

2064 Marazzani Dr

Martinez, CA 94553

To the Board of Directors:

I have acted as counsel to RideBay Technologies, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 500,000 shares of the Company’s Common Stock.

In connection with the opinion contained herein, I have examined the offering statement, the articles of incorporation (as amended) and bylaws, the minutes of meetings of the Company’s board of directors, as well as all other documents necessary to render an opinion.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, I am of the opinion that the common shares being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

I further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ Franklin Ogele
Franklin Ogele